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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our report dated May 19, 2000 (except with respect to the matter discussed in Note 8, as to which the date is August 15, 2000), accompanying the financial statements of Pinnacle Financial Partners, Inc. (a Tennessee corporation, a Company in the development stage and formerly TMP, Inc.) and reference to our Firm under the caption "Experts" included in the Form SB-2 Registration Statement and Prospectus, as amended on July 12, 2000 and August 15, 2000, that is incorporated by reference in this Registration Statement on Form SB-2 filed pursuant to Rule 462(b).

                                          /s/ ARTHUR ANDERSEN LLP

Nashville, Tennessee
August 17, 2000